Exhibit 99.1

Contact for MidOcean: Chris Tofalli (914) 834-4334
Cell: (914) 954-8737
Contact for Sbarro:   Joseph Cohen (201) 964-2443
Cell:   (973) 420-7830

For Immediate Release

MidOcean Partners Announces Agreement To Acquire Sbarro, Inc.

Nation’s Leading Quick Service Italian Restaurant Company To Be Acquired
From Founding Sbarro Family In An Exclusive Transaction

NEW YORK, November 22, 2006 – MidOcean Partners, a premier private equity firm with offices in New York and London, today announced the signing of a definitive agreement to acquire Sbarro, Inc., the nation’s leading quick service Italian restaurant company.

        Sbarro was founded 50 years ago by the Sbarro family and today, based in Melville, N.Y., the company has approximately 1,000 restaurants located in shopping centers, airports, universities, rest stops, hotels, stadiums and hospitals throughout 34 countries.

        Rob Sharp, a Partner at MidOcean, said, “We were extremely pleased that we had the exclusive opportunity to work with the Sbarro family to complete this exciting transaction. Sbarro is a tremendously strong and stable brand with unique positioning in the market. Today, the company is poised for significant future growth. We are very impressed with the performance of CEO Peter Beaudrault and his management team and we look forward to working with them to continue to build the business globally and to capitalize on its significant growth potential.”

        Mario Sbarro said, “My brothers and I are pleased to have MidOcean and Peter

Beaudrault and his management team guide Sbarro to the future. We are proud of the vision that our parents had over 50 years ago and the company which we built over these years. We are confident that the team of MidOcean and management will care for the brand which bears our family name.”

        Peter Beaudrault, President and CEO of Sbarro, is an experienced restaurant industry veteran who previously served as President and CEO at Hard Rock Cafe International and held senior executive positions at TGI Friday’s Inc. Since joining Sbarro in 2004, Mr. Beaudrault has successfully implemented a strategic growth plan with his experienced and cohesive senior management team that has driven significant increases in sales and profitability. Mr. Beaudrault and the entire management team will continue in their positions following the acquisition.

        Mr. Beaudrault said, “A key to our future growth is the fact that we have committed partners in the MidOcean team who have significant experience in building branded consumer businesses. The management team is pleased that we will be able to continue to build our vision for this company with them. In addition, we will continue to have the creativity and vision of the founding Sbarro family that for 50 years has made this outstanding brand synonymous with high quality and affordable Italian cuisine.”

        Northpoint Advisors served as advisors to MidOcean. Credit Suisse and Bank of America will provide financing for the transaction. Kirkland & Ellis LLP provided legal counsel to MidOcean. Willkie Farr & Gallagher LLP provided legal counsel to Sbarro.

About Sbarro

        Over the past five decades, Sbarro has grown into the nation’s leading quick service Italian restaurant company with approximately 1,000 locations across 34 countries and 11,000 employees. Sbarro’s deep Italian roots date back three generations to Naples, Italy and later Brooklyn, N.Y. The company offers an extensive menu of more than 200 items based on authentic Southern Italian recipes passed down through the Sbarro family. For five out of the past six years, Sbarro has been ranked by Entrepreneur magazine as the #1 quick service Italian restaurant. For more information, visit www.sbarro.com.

About MidOcean Partners

        MidOcean Partners is a premier private equity firm focused on the middle market. Based in New York and London, MidOcean is committed to investing in high quality companies with stable market positions and multiple opportunities for growth in the United States and Europe. Targeted sectors include consumer and leisure, media and communications, business and financial services and industrials. MidOcean utilizes a broad foundation of expertise in its focus industries and its transatlantic platform to create value for its investors and partners. For more information, visit www.midoceanpartners.com.

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